Exhibit 99.1

[LETTERHEAD OF ALLEN & COMPANY LLC]

The Board of Directors
Centene Corporation
7700 Forsyth Boulevard
St. Louis, Missouri  63105

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated March 26, 2019, to the Board of Directors of Centene Corporation (“Centene”) as Annex B to, and reference to such opinion letter under the headings “SUMMARY — Opinions of Centene’s Financial Advisors — Opinion of Allen & Company LLC” and “THE MERGERS — Opinion of Centene’s Financial Advisors — Opinion of Allen & Company LLC” in, the joint proxy statement/prospectus relating to the proposed merger involving Centene and WellCare Health Plans, Inc., which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Centene (the “Registration Statement”).  By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Allen & Company LLC

ALLEN & COMPANY LLC

May 3, 2019